CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 17, 2006, relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Report to Shareholders of Dreyfus Premier Small Cap Equity Fund, Dreyfus Premier International Equity Fund and Dreyfus Premier International Small Cap Equity Fund (each a separate series of Dreyfus Premier Stock Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP New York, New York January 26, 2007